Exhibit 5.1


                      OPINION OF MAYER, BROWN, ROWE & MAW


Mayer, Brown, Rowe & Maw
700 Louisiana Street
Suite 3600
Houston, Texas 77002-2730


December 13, 2002

Ferrellgas Partners, L.P.
Ferrellgas Partners Finance Corp.
One Liberty Plaza
Liberty, MO  64068

       Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the "Partnership"), and Ferrellgas Partners Finance Corporation, a Delaware corporation ("Ferrell Finance," and together with the Partnership, the "Issuers"), in connection with the proposed sale of $48 million aggregate principal amount of 8 3/4% senior notes due 2012 of the Issuers (the "Debt Securities"). The Debt Securities are more fully described in the Issuers' Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), which incorporates by reference the Issuer's Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-71111) filed February 5, 1999, which amended registration statement includes (i) that particular base prospectus contained therin and (ii) that particular prospectus supplement to such base prospectus dated and filed as of the date hereof and forming a part thereof (such base prospectus and prospectus supplement are collectively referred to herein as the "Prospectus").

     The Debt Securities will be (i) issued under an indenture dated as of September 24, 2002, among the Issuers and U.S. Bank, N.A., as trustee (the "Indenture"), and (ii) sold pursuant to an Underwriting Agreement dated as of September 10, 2002, as supplemented by a Terms Agreement thereunder dated December 11, 2002, among the Issuers and the underwriter named therein (together, the "Underwriting Agreement").

     As special counsel to the Issuers, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Indenture,
(ii) the Underwriting Agreement, (iii) the Registration Statement (including the Prospectus forming a part thereof), (iv) resolutions of the Board of Directors of Ferrell Finance and Ferrellgas, Inc., a Delaware corporation and the sole general partner of the Partnership (the "General Partner"), and (v) such other documents, faxes, certificates, instruments and records as we have deemed necessary and relevant for purposes hereof. We have also examined and relied upon certificates of officers of the General Partner and Ferrell Finance and faxes and certificates of public officials, as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

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     In  our  examinations  and  investigations,   we  have  assumed:   (i)  the
genuineness of all signatures on, and the authenticity of, all documents, faxes, certificates, instruments and records (collectively, the "Documents") submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies; (ii) the truthfulness of all statements of fact set forth in such Documents; (iii) the due authorization, execution and delivery by the parties thereto, other than the Issuers and the General Partner, of all Documents examined by us; and (iv) that, to the extent such Documents purport to constitute agreements of parties other than the Issuers and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties. In addition, and for purposes of our opinion, we have assumed that all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

     Based on the  foregoing  and  subject to the  limitations,  conditions  and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when (i) the Debt Securities have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and (ii) sold in accordance with the provisions of the Underwriting Agreement, the Debt Securities will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are "experts," within the meaning of that term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

     The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the law of the Delaware Revised Uniform Limited Partnership Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution, the internal laws of the State of New York and the reported judicial decisions interpreting such laws, and the relevant Federal law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.



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     It is understood  that this opinion is to be used only in  connection  with the offer and sale of the Debt securities while the Registration Statement is in effect. This opinion is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such. Other than as expressly stated above, we express no opinion on any issue relating to the Issuers or to any investment therein. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

                                              Sincerely,


                                              MAYER, BROWN, ROWE & MAW